Exhibit 10.15D
SIXTH AMENDMENT TO CREDIT AGREEMENT
Parties:

“CoBank”:	CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111

“Borrower”:	National Cooperative Refinery Association
2000 Main Street
P.O. Box 1404
McPherson, Kansas 67460

“Syndication Parties”:	Whose signatures appear below

Execution Date:	December 12, 2008
Recitals:
     A. CoBank (in its capacity as the Administrative Agent (“Agent”) and as a Syndication Party) and Borrower have entered into that certain Amended and Restated Credit Agreement dated as of December 16, 2003, and that certain First Amendment to 2003 Amended and Restated Credit Agreement dated December 15, 2005, that certain Second Amendment to 2003 Amended and Restated Credit Agreement dated June 30, 2006, that certain Third Amendment to 2003 Amended and Restated Credit Agreement dated December 13, 2006, and that certain Fourth Amendment to 2003 Amended and Restated Credit Agreement dated September 17, 2007 and that certain Fifth Amendment to 2003 Amended and Restated Credit Agreement dated as of November 2, 2007 (as amended, and as further amended, modified, or supplemented from time to time, the “Credit Agreement”) pursuant to which CoBank and any entity which becomes a “Syndication Party” has extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.
     B. Borrower has requested that the Agent and the Syndication Parties extend the maturity of the 2-Year Facility, which the Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this Sixth Amendment to Credit Agreement (“Sixth Amendment”). Borrower, the Agent and the Syndication Parties acknowledge and agree that the “2-Year Facility” is now a facility that will terminate and mature in approximately one year, further acknowledge and agree that the references to a “2-Year Facility” and other various references including the term “2-Year” have been left in the Credit Agreement to avoid a significant redrafting thereof and to avoid redrafting of other related documents, and further acknowledge and agree that the references to a “2-Year Facility” and other various references including the term “2-Year”shall not express or imply that the term or maturity of the facility is other than that agreed to in this Amendment.

Agreement:
     Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Amendments to Credit Agreement. The Credit Agreement is amended as of the Effective Date as follows:
          1.1 The following Sections of Article 1 are hereby amended in their entirety to read as follows:
          1.11 Base Rate: means a rate per annum announced by the Administrative Agent on the first Business Day of each week, which shall be the sum of (a) the higher of (i) 150 basis points greater than the highest of the one week, or one month LIBO Rate or (ii) the Prime Rate, plus (b) 25 basis points.
          1.18 Committed Letter of Credit Fee: shall mean a fee equal to 125.0 basis points multiplied by the face amount of the Committed Letter of Credit.
          1.20 Commitment Fee Factor: means 25.0 basis points per annum.
          1.48 LIBO Rate: means (a) with respect to each day during each LIBO Rate Period applicable to a LIBO Rate Loan, the per annum rate for the LIBO Rate Period selected by Borrower, determined by the Administrative Agent (which shall be the LIBOR rate in effect two Business Days prior to the LIBO Rate Loan) rounded up to the 1/100th of 1% per annum, or (b) with respect to the determination of the Base Rate, the LIBOR rate, determined by the Administrative Agent for the determination period relating thereto, on the date of determination, in each case divided a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).
          1.49 LIBOR Margin: means 125.0 basis points per annum.
          1.82 2-Year Maturity Date: means December 16, 2009.
          1.2 The following new Sections are added to Article 1 reading as follows:
          1.86 Prime Rate: means a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate’’ on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.
          1.87 Sixth Amendment: means the Sixth Amendment to Credit Agreement dated as of December 12, 2008 and between the parties hereto.
          1.88 Sixth Amendment Closing Date: means the date on which all of the conditions to the Sixth Amendment have been met to the satisfaction of the Administrative Agent.
          1.3 Subsection 3.2.3 (relating to Fees) shall be amended as follows: The term “Letter of Credit Fee” shall be amended to read “Committed Letter of Credit Fee”.
          1.4 With respect to the Base Rate Loans referred to in Section 4.2 (relating to Additional Provisions for LIBO Rate Loans), the Base Rate applicable thereto shall be determined without reference to any LIBO Rate.
          1.5 Subsection 10.16.2 shall be amended to read as follows:
          10.16.2 Minimum Net Worth. At the end of each Fiscal Quarter, Net Worth of not less than $500,000,000.
          1.6 Subsection 10.16.3 shall be amended to read as follows:
          10.16.3 Interest Coverage Ratio. At the end of each Fiscal Quarter Borrower shall have a ratio of (a) EBIT over the immediately preceding four (4) Fiscal Quarters, (b) divided by Interest Expense over the immediately preceding four (4) Fiscal Quarters, of not less than 4.00 to 1.00.
          1.7 Exhibit 1.21 shall be replaced by Exhibit 1.21 attached to this Sixth Amendment.
     2. Conditions to Effectiveness of this Sixth Amendment. The effectiveness of this Sixth Amendment is subject to satisfaction, in the Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied (except those that may be satisfied at a later date) shall be the “Effective Date”):
     2.1 Delivery of Executed Loan Documents Borrower shall have delivered to the Agent, for the benefit of, and for delivery to, the Agent and the Syndication Parties, this Sixth Amendment, each duly executed by Borrower and any other party thereto.
     2.2 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of tile Effective Date as though made on and as of such date.

     2.3 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Sixth Amendment.
     2.4 Payment of Fees and Expenses. Borrower shall have paid the Agent, by wire transfer of immediately available federal funds: (a) all fees presently due under the Credit Agreement (as amended by this Sixth Amendment); and (b) all expenses owing as of the Effective Date pursuant to Section 15.1 of the Credit Agreement; (c) a fee in the amount of $5,000.00 for retention by the Agent; and (d) for distribution to the Syndication Parties on a pro-rata basis (in accordance with their Individual 2-Year Commitment), a fee in the amount of $15,000.00 (“Amendment Fee”) which shall be deemed to have been earned in full upon execution of this Sixth Amendment.
     3. General Provisions.
     3.1 No Other Modifications. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.
     3.2 Successors and Assigns. This Sixth Amendment shall be binding upon and inure to the benefit of Borrower, Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.
     3.3 Definitions. Capitalized terms used, but not defined, in this Sixth Amendment shall have the meaning set forth in the Credit Agreement.
     3.4 Severability. Should any provision of this Sixth Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Sixth Amendment and all remaining provision of this Sixth Amendment shall be fully enforceable.
     3.5 Governing Law. To the extent not governed by federal law, this Sixth Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.
     3.6 Headings. The captions or headings in this Sixth Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Sixth Amendment.
     3.7 Counterparts. This Sixth Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Copies of documents or signature pages delivered by a party by facsimile or E-Mail transmission shall, in each instance, be deemed to be, and shall constitute and be treated as an original signed document or counterpart, as the case may be. Any party so delivering an executed counterpart of this Sixth Amendment, shall also deliver an original executed counterpart of this Sixth Amendment, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Sixth Amendment.
[Signatures to follow on next page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed as of the Effective Date.

ADMINISTRATIVE AGENT:	CoBank, ACB

	By:	/s/ Michael Tousignant
	Name:	Michael Tousignant
	Title:	Vice President

BORROWER:	National Cooperative Refinery Association

	By:	/s/ John G. Buehrle
	Name:	John G. Buehrle
	Title:	CFO

SYNDICATION PARTIES:	CoBank, ACB

	By:	/s/ Michael Tousignant
	Name:	Michael Tousignant
	Title:	Vice President

U.S. AgBank, FCB

	By:	/s/ Travis W. Ball
	Name:	Travis W. Ball
	Title:	Vice President